Exhibit 99.1

KMG Chemicals, Inc. 9555 W. Sam Houston Parkway South Suite 600 Houston, TX 77099 USA

KMG Reports First Quarter 2015 Financial Results

HOUSTON, Texas—(BUSINESS WIRE)—December 10, 2014—KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals to select markets, today announced financial results for the fiscal 2015 first quarter ended October 31, 2014.

2015 First Quarter Financial Highlights

•	Consolidated net sales were $90.8 million, a 3% decrease from last year’s first quarter. Sales declined due to lower creosote volume in the Wood Treating Chemicals segment.
•	Adjusted EBITDA[1] was $8.8 million, up 10% from $8.0 million in last year’s first quarter.
•	Adjusted diluted EPS[2] was $0.24, a 9% gain from $0.22 per share reported in the prior year’s first quarter.
•	GAAP earnings per share was $0.10 vs. $0.12 per share in the first quarter of fiscal 2014.
•	Cash flow from operations totaled $9.6 million vs. $4.0 million in last year’s first quarter.

Chris Fraser, KMG chairman and chief executive officer, said, “Our first quarter results benefited from continued positive semiconductor industry demand for our high purity process chemicals, as well as the benefits arising from the restructuring of our global manufacturing operations. In addition, operating profit margins within our Wood Treating Chemicals segment improved, reflecting reduced supply chain costs and a more favorable product mix. Overall, our adjusted EPS of $0.24 increased 9% from the prior year period and our operating cash flow more than doubled on a year-over-year basis.”

Mr. Fraser concluded, “We remain focused on the strategic consolidation of our global manufacturing operations, including the realignment of our North American hydrofluoric acid operations announced last quarter. These initiatives will improve our manufacturing efficiency and enhance our overall quality offering to our global semiconductor customers.”

[1]	Non-U.S. GAAP measure. See Table 1 for reconciliation.
[2]	Non-U.S. GAAP measure. See Table 2 for reconciliation.

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG

First quarter results

Dollars in thousands, except EPS	Fiscal 2015		Fiscal 2014
	Adjusted	As Reported	Adjusted	As Reported
	(non-GAAP)	(GAAP)	(non-GAAP)	(GAAP)
Net sales	$90,779	$90,779	$93,560	$93,560
Operating income	5,392	2,819	4,835	3,055
Operating margin	5.9%	3.1%	5.2%	3.3%
Net income	2,857	1,185	2,511	1,352
Diluted earnings per share	$0.24	$0.10	$0.22	$0.12

Business segment results

Electronic Chemicals

First quarter results

Dollars in thousands	Fiscal 2015	Fiscal 2014
	As Reported (GAAP)	Adjusted (non-GAAP)	As Reported (GAAP)
Net sales	$66,323	$64,452	$64,452
Operating income	4,121	3,838	3,338
Operating margin	6.2%	6.0%	5.2%

For the first fiscal quarter, the Electronic Chemicals segment reported:

•

Sales of $66.3 million, up 2.9% from $64.5 million in the same period a year ago. The increase reflects higher sales volume for high purity process chemicals, especially in North America and Asia. Electronic Chemicals sales represented 73% of consolidated first quarter sales.

•	Adjusted EBITDA[3] of $7.4 million, compared to $6.8 million last year.
•

GAAP operating income of $4.1 million vs. $3.3 million in the same period of fiscal 2014. Operating income improved due to increased sales volumes, as well as restructuring-related benefits arising from the closure of the Fremont, California facility.

[3]	Non-U.S. GAAP measure. See Table 1 for reconciliation.

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG

Wood Treating Chemicals

First quarter results

Dollars in thousands	Fiscal 2015 As Reported (GAAP)	Fiscal 2014 As Reported (GAAP)
Net sales	$24,427	$29,064
Operating income	2,585	2,505
Operating margin	10.6%	8.6%

For the first fiscal quarter, the Wood Treating Chemicals segment reported:

•

Sales of $24.4 million, down 16.0% from $29.1 million in the same period a year ago. Sales declined primarily due to lower creosote sales volume. Wood Treating Chemicals sales represented 27% of consolidated first quarter sales.

•	EBITDA[4] of $2.7 million, up from $2.6 million last year.
•

Operating income of $2.6 million, or 10.6% of sales, compared to $2.5 million, or 8.6% of sales, last year. The increase in operating income and margin was due to lower supply chain costs and a more favorable product mix.

Outlook

•

We expect fiscal 2015 Electronic Chemicals segment sales to increase compared to the level reported in fiscal 2014, but lower creosote sales in the Wood Treating Chemicals segment are likely to cause fiscal 2015 consolidated net sales to decline from last year.

•	We continue to forecast that fiscal 2015 adjusted EBITDA will be $32-35 million.
•	Fiscal 2015 depreciation and amortization expense is forecast at approximately $16 million, excluding restructuring and realignment charges.
•	Fiscal 2015 capital expenditures are forecast to be $14-16 million, including expenses related to our ERP system implementation and UPC integration.

Conference call

Date: Wednesday, December 10, 2014

Time: 4:30 p.m. EST

Dial in: 866-318-8612 or 617-399-5131

Participant passcode: 25638357

The conference call will be webcast live via the “Investors” section of the Company’s website at http://kmgchemicals.com.

If you are unable to listen live, the conference call will be archived on the KMG website. A telephone replay of the call will also be available for one week, starting at 8:30 p.m. EST on December 10, 2014. To access the call, dial 888-286-8010 or 617-801-6888 using participant passcode 29686746.

[4]	Non-U.S. GAAP measure. See Table 1 for reconciliation.

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except for per share amounts)

	Three Months Ended
	October 31,
	2014	2013
Net sales	$90,779	$93,560
Cost of sales	63,188	67,993
Gross profit	27,591	25,567

Distribution expenses	12,999	12,112
Selling, general and administrative expenses	9,200	10,400
Restructuring charges	577	—
Realignment charges	1,996	—
Operating income	2,819	3,055

Other income (expense)
Interest expense, net	(803)	(663)
Other, net	(28)	(315)
Total other expense, net	(831)	(978)

Income before income taxes	1,988	2,077
Provision for income taxes	(803)	(725)
Net income	$1,185	$1,352

Earnings per share:
Net income per common share basic	$0.10	$0.12
Net income per common share diluted	$0.10	$0.12

Weighted average shares outstanding:
Basic	11,658	11,575
Diluted	11,696	11,610

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share amounts)

	October 31,	July 31,
	2014	2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$19,731	$19,252
Accounts receivable
Trade, net of allowances of $270 at October 31, 2014 and $272 at July 31, 2014	41,768	40,176
Other	2,245	1,904
Inventories, net	45,143	45,268
Current deferred tax assets	1,485	1,577
Prepaid expenses and other	2,946	3,476
Total current assets	113,318	111,653

Property, plant and equipment, net	88,524	92,450
Deferred tax assets	442	442
Goodwill	12,235	12,595
Intangible assets, net	27,416	28,353
Restricted cash	1,000	1,000
Other assets, net	4,976	4,365
Total assets	$247,911	$250,858

Liabilities & stockholders’ equity
Current liabilities
Accounts payable	$40,321	$36,690
Accrued liabilities	17,128	16,986
Employee incentive accrual	5,972	4,575
Total current liabilities	63,421	58,251

Long-term debt	56,000	60,000
Deferred tax liabilities	8,570	9,881
Other long-term liabilities	2,425	2,520
Total liabilities	130,416	130,652

Commitments and contingencies

Stockholders’ equity
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 11,659,001 shares issued and outstanding at October 31, 2014 and 11,649,001 shares issued and outstanding at July 31, 2014	116	116
Additional paid-in capital	29,314	28,886
Accumulated other comprehensive income/(loss)	(3,329)	645
Retained earnings	91,394	90,559
Total stockholders’ equity	117,495	120,206
Total liabilities and stockholders’ equity	$247,911	$250,858

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Three Months Ended
	October 31,
	2014	2013
Cash flows from operating activities
Net income	$1,185	$1,352
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,430	3,464
Depreciation related to restructuring and realignment	2,589	—
Amortization of loan costs included in interest expense	27	15
Stock-based compensation expense	436	1,243
Bad debt expense	—	111
Allowance for excess and obsolete inventory	221	(41)
(Gain)/loss on disposal of property	(2)	4
Deferred income taxes	(1,141)	(820)
Tax benefit from stock-based awards	(9)	(217)
Changes in operating assets and liabilities
Accounts receivable — trade	(2,398)	(1,182)
Accounts receivable — other	(373)	999
Inventories	(826)	4,890
Other current and noncurrent assets	(139)	1,910
Accounts payable	4,486	(9,806)
Accrued liabilities and other	2,099	2,068
Net cash provided by operating activities	9,585	3,990

Cash flows from investing activities
Additions to property, plant and equipment	(4,184)	(2,665)
Disposals of property, plant and equipment	10	—
Net cash used in investing activities	(4,174)	(2,665)

Cash flows from financing activities
Net payments under revolving credit agreement	(43,100)	(2,000)
Principal payments on term loan	(20,000)	—
Borrowings under new credit facility	59,100	—
Tax benefit from stock-based awards	9	217
Payment of dividends	(349)	(347)
Net cash used in financing activities	(4,340)	(2,130)

Effect of exchange rate changes on cash	(592)	266

Net increase (decrease) in cash and cash equivalents	479	(539)

Cash and cash equivalents at beginning of period	19,252	13,949
Cash and cash equivalents at end of period	$19,731	$13,410

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG

Reconciliation of non-GAAP financial measures to GAAP financial measures

KMG provides non-GAAP financial information to complement reported GAAP results. KMG believes that analysis of our financial performance would be enhanced by an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. Excluding expenses related to the integration of the UPC business, restructuring and realignment of the Electronic Chemicals business, and CEO transition expenses from current results will allow for more accurate comparisons of our operating performance. KMG intends to continue to provide certain non-GAAP financial information and the appropriate reconciliation to GAAP in its financial results. As required by SEC rules, the tables below present a reconciliation of our presented non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP measures should be viewed as a supplement to, and not a substitute for, U.S. GAAP measures of performance.

Table 1

RECONCILIATION OF OPERATING INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

	Electronic	Wood Treating
First Quarter Fiscal 2015	Chemicals	Chemicals	Corporate	Total
Operating Income	$4,121	$2,585	($3,887)	$2,819
Other income (expense)	120	(10)	(138)	(28)
Depreciation and amortization	3,202	96	2,721	6,019
EBITDA	7,443	2,671	(1,304)	8,810

Restructuring charges*	—	—	(54)	(54)
Realignment charges*	—	—	38	38
Adjusted EBITDA	$7,443	$2,671	($1,320)	$8,794
*	Excludes depreciation

	Electronic	Wood Treating
First Quarter Fiscal 2014	Chemicals	Chemicals	Corporate	Total
Operating Income	$3,338	$2,505	($2,788)	$3,055
Other income (expense)	(249)	(21)	(45)	(315)
Depreciation and amortization	3,247	98	119	3,464
EBITDA	6,336	2,582	(2,714)	6,204

Integration expenses	500	—	—	500
CEO transition costs	—	—	1,280	1,280
Adjusted EBITDA	$6,836	$2,582	($1,434)	$7,984

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG

Table 2

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

First Quarter Fiscal 2015

Dollars in thousands, except EPS	KMG Chemicals, Inc.
	Operating		Net	Diluted Earnings
	Income	Margin	Income	Per Share
Non-GAAP measure	$5,392	5.9%	$2,857	$0.24
Restructuring charges	(577)	(0.6)%	(375)	(0.03)
Realignment charges	(1,996)	(2.2)%	(1,297)	(0.11)
GAAP measure	$2,819	3.1%	$1,185	$0.10

First Quarter Fiscal 2014

Dollars in thousands, except EPS	KMG Chemicals, Inc.
	Operating		Net	Diluted Earnings
	Income	Margin	Income	Per Share
Non-GAAP measure	$4,835	5.2%	$2,511	$0.22
Integration expenses	(500)	(0.5)%	(326)	(0.03)
CEO transition costs	(1,280)	(1.4)%	(833)	(0.07)
GAAP measure	$3,055	3.3%	$1,352	$0.12

	Electronic Chemicals		Wood Treating Chemicals
	Operating		Operating
	Income	Margin	Income	Margin
Non-GAAP measure	$3,838	6.0%	$2,505	8.6%
Integration expenses	(500)	(0.8)%	—	—
GAAP measure	$3,338	5.2%	$2,505	8.6%

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

eglover@kmgchemicals.com

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG